                                                                    EXHIBIT 8.1

                           JONES, DAY, REAVIS & POGUE

                               3500 SunTrust Plaza

                            303 Peachtree Street, NE

                           Atlanta, Georgia 30308-3242
                                 (404) 521-3939

                                October 28, 1999

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia  20191

      Re:   Registration Statement for Class A Common Stock

Dear Sirs:

      We have acted as counsel to Nextel Communications, Inc. (the "Company") in connection with the registration statement on Form S-3, to which this opinion appears as Exhibit 8.1, which includes the prospectus of the Company relating to the offering by the selling stockholders named therein (the "Offering") of the Company's Class A common stock, par value $.001 per share (the "Common Stock").

      On the basis of the foregoing and upon consideration of applicable law, we are of the opinion that, subject to the qualifications stated therein, the discussion as to the United States federal income tax matters set forth under the caption "Principal United States Federal Tax Consequences" in the prospectus contained in the registration statement summarizes the principal United States federal income tax consequences relevant to the Offering and to the ownership, sale or other disposition of the Common Stock.

      We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the registration statement and to the reference to this firm in the prospectus constituting part of the registration statement.

                                          Very truly yours,
                                          /s/ Jones, Day, Reavis & Pogue